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                     FORM OF MASTER BROKER-DEALER AGREEMENT

                                     between

                              THE BANK OF NEW YORK

                                       and

                            -------------------------

                           dated as of ________, 2006

                                   Relating to

                      Preferred Shares ("Preferred Shares")

                                       of

                 EACH OF THE COHEN & STEERS FUNDS LISTED HEREIN

                           ---------------------------



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                         MASTER BROKER-DEALER AGREEMENT

            Broker-Dealer Agreement dated as of _________, 2006, is between The Bank of New York, a New York banking corporation (the "Auction Agent") (not in its individual capacity, but solely as agent of the registered investment companies, which are Maryland corporations, listed in Exhibit A-1 hereto, as the same may be amended from time to time (individually, a "Fund", and together, the "Funds," unless indicated otherwise), pursuant to authority granted to it in the various Auction Agency Agreements between each of the Funds and the Auction Agent (the "Auction Agency Agreements") and _________________ (together with its successors and assigns, "BD").

            The Funds have duly authorized and issued, or intend to issue different series of shares of Auction Rate Cumulative Preferred Shares, in the case of the of Cohen & Steers REIT and Utility Income Fund, Inc., Taxable Auction Market Preferred Shares (the "Preferred Shares") or other auction market preferred stock in the case of the Funds, all with a par value of $.001 per share and a liquidation preference of $25,000 per share (together, the "Preferred Shares"), pursuant to the Funds' Articles Supplementary (as defined below).

            The Funds' Articles Supplementary provides that for each subsequent Dividend Period of Preferred Shares then outstanding, the Applicable Rate for each series of Preferred Shares for each subsequent Dividend Period shall be equal to the rate per annum that results from an Auction for Outstanding shares of each Series on the respective Auction Date therefor next preceding the period from and after the Date of Original Issue to and including the last day of the initial Dividend Period. The Boards of Directors of the Funds have adopted resolutions appointing The Bank of New York as Auction Agent for purposes of the Auction Procedures, and pursuant to Section 2.5 of the Auction Agency Agreements, the Funds have requested and directed the Auction Agent to execute and deliver this Agreement.

            The Auction Procedures require the participation of one or more Broker-Dealers.

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            NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Auction Agent and BD agree as follows:

I.    DEFINITIONS AND RULES OF CONSTRUCTION.

      1.1 Terms Defined by Reference to the Articles Supplementary.

            Capitalized terms not defined herein shall have the respective meanings specified in the Articles Supplementary of each Fund.

      1.2 Terms Defined Herein.

            As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

            (a) "Articles Supplementary" shall mean the Articles Supplementary for Preferred Shares of each of the Funds specifying the powers, preferences and rights of the Preferred Shares filed in the office of the State Department of Assessments and Taxation of Maryland.

            (b) "Auction" shall have the meaning specified in Section 2.1 of the Auction Agency Agreement.

            (c) "Auction Procedures" shall mean the Auction Procedures that are set forth in Part II of the Articles Supplementary.

            (d) "Authorized Officer" of the Auction Agent shall mean each Vice President, Assistant Vice President and Assistant Treasurer of the Auction Agent and every other officer or employee of the Auction Agent designated as an "Authorized Officer" for purposes of this Agreement in a written communication to BD.

            (e) "BD Officer" shall mean each officer or employee of BD designated as a "BD Officer" for purposes of this Agreement in a communication to the Auction Agent.

            (f) "Broker-Dealer Agreement" shall mean this Agreement and any substantially similar agreement between the Auction Agent and a Broker-Dealer.

      1.3 Rules of Construction.

            Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of this Agreement:

            (a) Words importing the singular number shall include the plural number and vice versa.

            (b) The captions and headings herein are solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

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            (c) The words "hereof," "herein," "hereto," and other words of similar import refer to this Agreement as a whole.

            (d) All references herein to a particular time of day shall be to New York City time.

II.   NOTIFICATION OF DIVIDEND.

            The provisions contained in Section 4 of Part I of the Articles Supplementary concerning the notification of a Special Dividend Period will be followed by the Auction Agent and BD, and the provisions contained therein are incorporated herein by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions were set forth fully herein.

III.  THE AUCTION.

      3.1 Purpose; Incorporation by Reference of Auction Procedures.

            (a) On each Auction Date, the provisions of the Auction Procedures will be followed by the Auction Agent for the purpose of determining the Applicable Rate for each series of Preferred Shares, for each Dividend Period. Each periodic operation of such procedures is hereinafter referred to as an "Auction."

            (b) All of the provisions contained in the Auction Procedures are incorporated herein by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions were set forth fully herein.

            (c) BD agrees to act as, and assumes the obligations of and limitations and restrictions placed upon, a Broker-Dealer under this Agreement. BD understands that other Persons meeting the requirements specified in the definition of "Broker-Dealer" contained in Section 17 of Part I of the Articles Supplementary may execute a Broker-Dealer Agreement and participate as Broker-Dealers in Auctions.

            (d) BD and other Broker-Dealers may participate in Auctions for their own accounts. However, the Fund, by notice to BD and all other Broker Dealers, may prohibit all Broker-Dealers from submitting Bids in Auctions for their own accounts, provided that Broker-Dealers may continue to submit Hold Orders and Sell Orders.

      3.2 Preparation for Each Auction.

            (a) Not later than 9:30 A.M. on each Auction Date for the Preferred Shares, the Auction Agent shall advise BD by telephone or other electronic means of communication acceptable to the parties of the Maximum Rate in effect on such Auction Date.

            (b) The Auction Agent from time to time may, but shall not be obligated to, request BD to provide it with a list of the respective customers BD believes are Beneficial Owners of shares of each series of Preferred Shares. BD shall comply with any such request, and the Auction Agent shall keep confidential any such information, including information received as to the identity of Bidders in any Auction, and shall not disclose any such information so provided to any Person other than a Fund; and

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such information shall not be used by the Auction Agent or its officers, employees, agents or representatives for any purpose other than such purposes as are described herein; provided, however, that the Auction Agent reserves the right and is authorized to disclose any such information if (a) it is ordered to do so by a court of competent jurisdiction or a regulatory body, judicial or quasi-judicial agency or authority having the authority to compel such disclosure, (b) it is advised by its counsel that its failure to do so would be unlawful or (c) failure to do so would expose the Auction Agent to loss, liability, claim, damage or expense for which it has not received indemnity or security satisfactory to it. In the event that the Auction Agent is required to disclose information in accordance with the foregoing sentence, it shall provide written notice of such requirement to BD as promptly as practicable. The Auction Agent shall, subject to the terms of the Auction Agency Agreement, transmit any list of customers BD believes are Beneficial Owners of shares of each series of Preferred Shares and information related thereto only to its officers, employees, agents or representatives who need to know such information for the purposes of acting in accordance with this Agreement, and the Auction Agent shall prevent the transmission of such information to others and shall cause its officers, employees, agents and representatives to abide by the foregoing confidentiality restrictions; provided, however, that the Auction Agent shall have no responsibility or liability for the actions of any of its officers, employees, agents or representatives after they have left the employ of the Auction Agent.

      3.3 Auction Schedule; Method of Submission of Orders.

            (a) The Funds and the Auction Agent shall conduct Auctions for each series of Preferred Shares in accordance with the schedule set forth below. Such schedule may be changed at any time by the Auction Agent with the consent of the Fund, which consent shall not be withheld unreasonably. The Auction Agent shall give notice of any such change to BD. Such notice shall be received prior to the first Auction Date on which any such change shall be effective.

Time                         Event
----                         -----

By 9:30 A.M.                 Auction Agent advises the Funds and the
                             Broker-Dealers of the Maximum Rate as set forth in
                             Section 3.2(a) hereof.

9:30 A.M. - 1:00 P.M.        Auction Agent assembles information communicated to
                             it by Broker-Dealers as provided in Section 3(a) of
                             Part II of the Articles Supplementary. Submission
                             Deadline is 1:00 P.M.

Not earlier than 1:00 P.M.   Auction Agent makes determinations pursuant to
                             Section 4(a) of Part II of the Articles
                             Supplementary.

By approximately 3:30 P.M.   Auction Agent advises the Funds of the results of
                             the Auction as provided in Section 4(b) of Part II of the Articles Supplementary. Submitted Bids and
                             Submitted Sell Orders will be accepted and

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Time                         Event
----                         -----

                             rejected in whole or in part and shares of Preferred Shares are allocated as provided in
                             Section 5 of Part II of the Articles Supplementary.

                             Auction Agent shall give notice of the Auction results as set forth in Section 3.4(a) hereof.

            The Auction Agent will follow the Bond Market Association's Market Practice U.S. Holiday Recommendations for shortened trading days for the bond markets (the "BMA Recommendation") unless the Auction Agent is instructed otherwise. In the event of a BMA Recommendation on an Auction Date, the Submission Deadline will be 11:30 a.m., instead of 1:00 p.m., and as a result the notice set forth in Section 3.3 will occur earlier.

            (b) BD agrees to maintain a list of Potential Beneficial Owners and to contact the Potential Beneficial Owners on such list on or prior to each Auction Date for the purposes set forth in Section 2 of Part II of the Articles Supplementary.

            (c) BD shall submit Orders to the Auction Agent in writing in substantially the form attached hereto as Exhibit A-2. BD shall submit separate Orders to the Auction Agent for each Potential Beneficial Owner or Beneficial Owner on whose behalf BD is submitting an Order and shall not net or aggregate the Orders of Potential Beneficial Owners or Beneficial Owners on whose behalf BD is submitting Orders.

            (d) BD shall deliver to the Auction Agent (i) a written notice, substantially in the form attached hereto as Exhibit A-3, of transfers of shares of any series of Preferred Shares, made through BD by an Existing Holder to another Person other than pursuant to an Auction, and (ii) a written notice, substantially in the form attached hereto as Exhibit A-4, of the failure of Preferred Shares to be transferred to or by any Person that purchased or sold shares of any series of Preferred Shares through BD pursuant to an Auction. The Auction Agent is not required to accept any notice delivered pursuant to the terms of the foregoing sentence with respect to an Auction unless it is received by the Auction Agent by 3:00 P.M. on the Business Day next preceding the applicable Auction Date.

      3.4 Notice of Auction Results.

            (a) On each Auction Date, the Auction Agent shall notify BD by telephone or other electronic means acceptable to the parties. On the Business Day next succeeding such Auction Date, the Auction Agent shall notify BD in writing of the disposition of all Orders submitted by BD in the Auction held on such Auction Date.

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            (b) BD shall notify each Beneficial Owner, Potential Beneficial
Owner, Existing Holder or Potential Holder on whose behalf BD has submitted an Order, and take such other action as is required of BD.

            If any Beneficial Owner or Existing Holder selling shares of any series of Preferred Shares in an Auction fails to deliver such shares, the Broker-Dealer of any Person that was to have purchased shares of any series of Preferred Shares in such Auction may deliver to such Person a number of whole shares of the series of Preferred Shares that is less than the number of shares that otherwise was to be purchased by such Person. In such event, the number of shares of the series of Preferred Shares to be so delivered shall be determined by such Broker-Dealer. Delivery of such lesser number of shares shall constitute good delivery. Upon the occurrence of any such failure to deliver shares, such Broker-Dealer shall deliver to the Auction Agent the notice required by Section 3.3(d)(ii) hereof. Notwithstanding the foregoing terms of this Section 3.4(b), any delivery or non-delivery of shares of any series of Preferred Shares which represents any departure from the results of an Auction, as determined by the Auction Agent, shall be of no effect unless and until the Auction Agent shall have been notified of such delivery or non-delivery in accordance with the terms of Section 3.3(d) hereof. The Auction Agent shall have no duty or liability with respect to enforcement of this Section 3.4(b).

      3.5 Service Charge to be Paid to BD.

            On the Business Day next succeeding each Auction Date, the Auction Agent shall pay to BD from moneys received from the Funds an amount equal to:
(a) in the case of any Auction Date immediately preceding a Dividend Period of less than one year, the product of (i) a fraction the numerator of which is the number of days in such Dividend Period (calculated by counting the first day of such Dividend Period but excluding the last day thereof) and the denominator of which is 360, times (ii) 1/4 of 1%, times (iii) $25,000, times (iv) the sum of
(A) the aggregate number of shares of any series of Preferred Shares placed by BD in the applicable Auction that were (x) the subject of a Submitted Bid of a Beneficial Owner submitted by BD and continued to be held as a result of such submission and (y) the subject of a Submitted Bid of a Potential Beneficial Owner submitted by BD and were purchased as a

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result of such submission plus (B) the aggregate number of shares of any series of Preferred Shares subject to valid Hold Orders (determined in accordance with Section 2 of Part II of the Articles Supplementary) submitted to the Auction Agent by BD plus (C) the number of shares of any series of Preferred Shares deemed to be subject to Hold Orders by Beneficial Owners pursuant to Section 2 of Part II of the Articles Supplementary that were acquired by BD for its own account or were acquired by such Beneficial Owners through BD; and (b) in the case of any Auction Date immediately preceding a Special Dividend Period of one year or longer, that amount as mutually agreed upon by the Funds and BD, based on the selling concession that would be applicable to an underwriting of fixed or variable rate Preferred Shares with a similar final maturity or variable rate dividend period, at the commencement of such Special Dividend Period.

            For purposes of subclause (a)(iv)(C) of the foregoing sentence, if any Beneficial Owner who acquired shares of any series of Preferred Shares through BD transfers those shares to another Person other than pursuant to an Auction, then the Broker-Dealer for the shares so transferred shall continue to be BD, provided, however, that if the transfer was effected by, or if the transferee is, a Broker-Dealer other than BD, then such Broker-Dealer shall be the Broker-Dealer for such shares.

IV.   MISCELLANEOUS.

      4.1 Termination.

            Any party may terminate this Agreement at any time upon five days' prior written notice to the other party; provided, however, that if the Broker-Dealer is ________________________ neither _________________________ nor the Auction Agent may terminate this Agreement without first obtaining the prior written consent of the Fund to such termination, which consent shall not be withheld unreasonably. This Agreement shall automatically terminate upon the redemption of all outstanding Preferred Shares or upon termination of the Auction Agent Agreement.

      4.2 Force Majeure

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      Neither party to this Agreement shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; acts of terrorism; interruptions, loss or malfunctions or utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the parties shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

      4.3 Participant in Securities Depository; Payment of Dividends in Same-Day Funds.

            (a) BD is, and shall remain for the term of this Agreement, a member of, or a participant in, the Securities Depository (or an affiliate of such a member or participant).

            (b) BD represents that it (or if BD does not act as Agent Member, one of its affiliates) shall make all dividend payments on the shares of any series of Preferred Shares available in same-day funds on each Dividend Payment Date to customers that use BD (or its affiliate) as Agent Member.

      4.4   Agent Member.

            At the date hereof, BD is a participant of the Securities
Depository.

      4.5   Communications.

            Except for (i) communications authorized to be made by telephone pursuant to this Agreement or the Auction Procedures and (ii) communications in connection with the Auctions (other than those expressly required to be in writing), all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party at its address or telecopier number set forth below:

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If to the Auction Agent,     The Bank of New York
addressed to:                Corporate Trust Administration
                             101 Barclay Street, Floor 7W
                             New York, New York 10286
                             Attention: Dealing and Trading Group - Auction Desk
                             Telephone No.: (212) 815-3450
                             Facsimile No.: (212) 815-3440

If to the BD,
addressed to:

      or such other address or telecopier number as such party hereafter may specify for such purpose by notice to the other party. Each such notice, request or communication shall be effective when delivered at the address specified herein. Communications shall be given on behalf of BD by a BD Officer and on behalf of the Auction Agent by an Authorized Officer. BD may record telephone communications with the Auction Agent.

      4.6 Entire Agreement.

      This Agreement contains the entire agreement between the parties relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or implied, between the parties relating to the subject matter hereof.

      4.7 Benefits.

      Nothing in this Agreement, express or implied, shall give to any person, other than the Funds, the Auction Agent and BD and their respective successors and permitted assigns, any benefit of any legal or equitable right, remedy or claim under this Agreement.

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      4.8 Amendment; Waiver.

            (a) This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.

            (b) Failure of either party to this Agreement to exercise any right or remedy hereunder in the event of a breach of this Agreement by the other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

      4.9 Successors and Assigns.

      This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and permitted assigns of each of BD and the Auction Agent. This Agreement may not be assigned by either party hereto absent the prior written consent of the other party.

      4.10 Severability.

            If any clause, provision or section of this Agreement shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any remaining clause, provision or section hereof.

      4.11 Execution in Counterparts.

            This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

      4.12 Governing Law.

            This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in said state.

      4.13 Jurisdiction.

            The parties agree that all actions and proceedings arising out of this Broker-Dealer Agreement or any of the transactions contemplated hereby shall be brought in the County of New York, and, in connection with any such action or proceeding, submit to the jurisdiction of, and venue in, such County. Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.

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            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

                                THE BANK OF NEW YORK, As Auction Agent

                                By:
                                    ---------------------------------
                                     Name:
                                     Title:

                                         [INSERT NAME OF BD]

                                By:
                                    ---------------------------------
                                     Name:
                                     Title:

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                                                                     EXHIBIT A-1

                                  LIST OF FUNDS

                            (revised _________, 2006)

Cohen & Steers Advantage Income Realty Fund, Inc.
Cohen & Steers Premium Income Realty Fund, Inc.
Cohen & Steers Quality Income Realty Fund, Inc.
Cohen & Steers REIT and Preferred Income Fund, Inc.
Cohen & Steers REIT and Utility Income Fund, Inc.
Cohen & Steers Select Utility Fund, Inc.
Cohen & Steers Worldwide Realty Income Fund, Inc.

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                                                                     EXHIBIT A-2

                              THE BANK OF NEW YORK

                                AUCTION BID FORM

Submit To:                                 Issue:
---------                                  -----

The Bank of New York                       ____________________________________
Corporate Trust Administration             ______________________________
101 Barclay Street, Floor 7W
New York, New York 10286
Attention: Dealing and Trading Group -
Auction Desk
Telephone No.: (212) 815-3450
Facsimile No.: (212) 815-3440

The undersigned Broker-Dealer submits the following Order on behalf of the Bidder listed below:

Name of Bidder: ______________________

                                BENEFICIAL OWNER

Shares of Series now held __________________  HOLD______________
                                              BID at rate of___________
                                              SELL ______________

                           POTENTIAL BENEFICIAL OWNER
                                              # of shares of Series___________
                                              BID at rate of___________ Notes:

            (1) If submitting more than one Bid for one Bidder, use additional Auction Bid Forms.

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            (2)   If one or more Bids covering in the aggregate more than the number of outstanding shares held by any Beneficial Owner are submitted, such bid shall be considered valid in the order of priority set forth in the Auction Procedures on the above issue.

            (3) A Hold or Sell Order may be placed only by a Beneficial Owner covering a number of shares not greater than the number of shares currently held.

            (4) Potential Beneficial Owners may make only Bids, each of which must specify a rate. If more than one Bid is submitted on behalf of any Potential Beneficial Owner, each Bid submitted shall be a separate Bid with the rate specified.

            (5) Bids may contain no more than three figures to the right of the decimal point (.001 of 1%). Fractions will not be accepted. (6) An Order must be submitted in whole shares of Preferred Shares with an aggregate liquidation preference of $25,000.

                  ________________________________________
                  _______________________________
                  Authorized Signature __________

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                                                                     EXHIBIT A-3

  (Note: To be used only for transfers made other than pursuant to an Auction)

                                  TRANSFER FORM

      Re:   _________________________________________________________________
            ("AMPS")

We are (check one):

            [ ]   the Existing Holder named below;

            [ ]   the Broker-Dealer for such Existing Holder; or

            [ ]   the Agent Member for such Existing Holder.

            We hereby notify you that such Beneficial Owner has transferred _________ Series [ ] AMPS to

                                                    ___________________________
                                                    (Name of Existing Holder)

                                                    ___________________________
                                                    (Name of Broker-Dealer)

                                                    ___________________________
                                                    (Name of Agent Member)

By: _______________________________________
    Printed Name:
    Title:

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                                                                     EXHIBIT A-4

          (Note: To be used only for failures to deliver or to pay for

                  Preferred Shares sold pursuant to an Auction)

                         NOTICE OF A FAILURE TO DELIVER

            We are a Broker-Dealer for _____________________ (the "Purchaser"), which purchased _______ Preferred Shares of ____________________________ in the Auction held on ____________________ from the seller of such shares.

            We hereby notify you that (check one):

______ the Seller failed to deliver such shares to the Purchaser.

______ the Purchaser failed to make payment to the Seller upon delivery of such shares.

                                                    Name:
                                                          _____________________

                                                    By:
                                                         _____________________
                                                         Printed Name:
                                                         Title:

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                                                                       EXHIBIT B

  (Note: To be used only for transfers made other than pursuant to an Auction)

                                  TRANSFER FORM

            Re: COHEN & STEERS REIT AND UTILITY INCOME FUND, INC.

            Auction Rate Preferred Shares ("AMPS")

We are (check one):

            [ ]   the Existing Holder named below;

            [ ]   the Broker-Dealer for such Existing Holder; or

            [ ]   the Agent Member for such Existing Holder.

            We hereby notify you that such Beneficial Owner has transferred ___________ Series [ ] AMPS to ____________________.

                                                    ___________________________
                                                    (Name of Existing Holder)

                                                    ___________________________
                                                    (Name of Broker-Dealer)

                                                    ___________________________
                                                    (Name of Agent Member)

By: ___________________
    Printed Name:
    Title:

                                       B-1

Auction Agency Agreement - UTF 2004



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                                                                       EXHIBIT C

          (Note: To be used only for failures to deliver or to pay for Preferred Shares sold pursuant to an Auction)

                         NOTICE OF A FAILURE TO DELIVER

            We are a Broker-Dealer for ___________________ (the "Purchaser"), which purchased ________ Series [ ] Preferred Shares of COHEN & STEERS REIT AND UTILITY INCOME FUND, INC. in the Auction held on _____________________ from the seller of such shares.

            We hereby notify you that (check one):

            _____ the Seller failed to deliver such shares to the Purchaser.

            _____ the Purchaser failed to make payment to the Seller upon delivery of such shares.

                                                   Name: _______________________
                                                         (Name of Broker-Dealer)

                                                   By: _________________________
                                                       Printed Name:
                                                       Title: